EXHIBIT (d)(2)

EATON VANCE MUNICIPALS TRUST II

INVESTMENT ADVISORY AND ADMINISTRATIVE AGREEMENT

ON BEHALF OF

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

AGREEMENT made as of this 1st day of March, 2021, between Eaton Vance Municipals Trust II, a Massachusetts business trust (the “Trust”), on behalf of Parametric TABS 1-to-10 Year Laddered Municipal Bond Fund (the “Fund”), and Eaton Vance Management, a Massachusetts business trust (“Eaton Vance”).

1. Duties of Eaton Vance.  The Trust hereby employs Eaton Vance to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

(a)Eaton Vance hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of Eaton Vance’s organization in the choice of investments and in the purchase and sale of securities and in the administration of the Fund and to furnish for the use of the Fund office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and for administering its affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of Eaton Vance’s organization and all personnel of Eaton Vance performing services relating to research and investment and administrative activities.  Eaton Vance shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

In connection with its responsibilities as administrator of the Fund, Eaton Vance will:

•assist in preparing all annual, semi-annual and other reports required to be sent to Fund shareholders and/or filed with the Securities and Exchange Commission (“SEC”), and arrange for such filing and printing and dissemination of such reports to shareholders;

•review the provision of services by the Fund’s independent public accounting firm, including, but not limited to, the preparation by such firm of audited financial statements of the Fund and the Fund’s federal, state and local tax returns; and make such reports and recommendations to the Trustees of the Trust concerning the performance of the independent accountants as the Trustees deem appropriate;

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

•arrange for the filing with the appropriate authorities all required federal, state and local tax returns;

•arrange for the dissemination to shareholders of the Fund’s proxy materials, and oversee the tabulation of proxies by the Fund’s transfer agent or other duly authorized proxy tabulator;

•review and supervise the provision of custodian services to the Fund; and make such reports and recommendations to the Trustees concerning the provision of such services as the Trustees deem appropriate;

•oversee the valuation of all such portfolio investments and other assets of the Fund as may be designated by the Trustees (subject to any guidelines, directions and instructions of the Trustees), and review and supervise the calculation of the net asset value of the Fund’s shares by the custodian;

•negotiate the terms and conditions under which transfer agency and dividend disbursing services will be provided to the Fund, and the fees to be paid by the Fund in connection therewith; review and supervise the provision of transfer agency and dividend disbursing services to the Fund; and make such reports and recommendations to the Trustees concerning the performance of the Fund’s transfer and dividend disbursing agent as the Trustees deem appropriate;

•establish the accounting policies of the Fund; reconcile accounting issues that may arise with respect to the Fund’s operations; and consult with the Fund’s independent accountants, legal counsel, custodian, accounting and bookkeeping agents and transfer and dividend disbursing agent as necessary in connection therewith;

•determine the amount of all distributions (if any) to be paid by the Fund to its shareholders; prepare and arrange for the publishing of notices to shareholders regarding such distributions (if required) and provide the Fund’s transfer and dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of distributions;

•review the Fund’s bills and authorize payments of such bills by the Fund’s custodian;

•oversee services provided to the Fund by external counsel;

•arrange for the preparation and filing of all other reports, forms, registration statements, and documents required to be filed by the Trust on behalf of the Fund with the SEC and any other regulatory body; and

•provide other internal legal, auditing, accounting and administrative services as ordinarily required in conducting the Fund’s business affairs.

(b)Eaton Vance shall provide the Trust with such investment management, administration and supervision as the Trust may from time to time consider necessary for the proper supervision of the Fund’s investment and administrative affairs.  As investment adviser to the Trust, Eaton Vance shall furnish continuously an investment program and shall determine

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund’s assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Trust under the Investment Company Act of 1940, as amended (the “1940 Act”). Eaton Vance is authorized, in its discretion and without prior consultation with the Trust, to buy, sell, and otherwise trade in any and all types of securities, commodities, derivatives and investment instruments on behalf of the Fund. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Fund and notify Eaton Vance thereof in writing, Eaton Vance shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.  Eaton Vance shall take, on behalf of the Trust, all actions that it deems necessary or desirable to implement the investment policies of the Trust and of the Fund.

(c)Eaton Vance shall place all orders for the purchase or sale of portfolio investments for the account of the Fund either directly with the issuer or with brokers, dealers, futures commission merchants, or other market participants selected by Eaton Vance, and to that end, Eaton Vance is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of investments and payments of cash for the account of the Fund.  In connection with the selection of such brokers, dealers, futures commission merchants, or other market participants and the placing of such orders, Eaton Vance shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed commission is being charged) at commission rates, that are reasonable in relation to the benefits received. Subject to the policies and procedures adopted by the Board of Trustees of the Trust, in selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to Eaton Vance and Eaton Vance is expressly authorized to cause the Trust to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Eaton Vance determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which Eaton Vance and its affiliates have with respect to the Fund and to other accounts over which they exercise investment discretion.

(d)Notwithstanding the foregoing, Eaton Vance shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of shares of the Fund, nor shall Eaton Vance be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, custodian or shareholder servicing agent of the Trust or the Fund.

2.Compensation of Eaton Vance.  For the services, payments and facilities to be furnished hereunder by Eaton Vance, Eaton Vance shall be entitled to receive from the Trust the compensation described on Appendix A hereto.

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

3.Allocation of Charges and Expenses.  Eaton Vance shall pay the entire salaries and fees of all of the Trust’s Trustees and officers employed by Eaton Vance and who devote part or all of their time to the affairs of Eaton Vance, and the salaries and fees of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 3.  Except as provided in the foregoing sentence, it is understood that the Fund will pay all expenses other than those expressly stated to be payable by Eaton Vance hereunder, which expenses payable by the Fund shall include, without implied limitation: (i) expenses of maintaining the Fund and continuing its existence; (ii) registration of the Trust under the 1940 Act; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees; (vii) expenses of issue, sale, and redemption of shares; (viii) fees and expenses of registering, qualifying, and maintaining the Trust, the Fund, and its shares under applicable federal and state securities laws and of preparing and filing registration statements, other offering statements or memoranda, and other reports, forms, and documents required to be filed by the Trust on behalf of the Fund with the SEC or any other regulatory body, and for printing and distributing the same to shareholders; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor; (x) expenses of reports to governmental officers and commissions; (xi) insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values); (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund; (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to the Fund or shareholders approved by the Trustees of the Trust; (xvii) compensation and expenses of Trustees of the Trust who are not members of Eaton Vance’s organization; (xviii) all payments to be made and expenses to be assumed by the Fund in connection with the distribution of Fund shares; (xix) any pricing or valuation services employed by the Fund to value its investments including primary and comparative valuation services; (xx) any investment advisory, sub-investment advisory, or similar management fee payable by the Fund; (xxi) all expenses incurred in connection with the Fund’s use of a line of credit; and (xxii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and shareholders with respect thereto.

4.Other Interests.  It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in Eaton Vance as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of Eaton Vance are or may be or become similarly interested in the Fund, and that Eaton Vance may be or become interested in the Fund as a shareholder or otherwise.  It is also understood that trustees, officers, employees and shareholders of Eaton Vance may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that Eaton Vance may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words “Eaton Vance” or any combination thereof as part of their name, and that Eaton Vance or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

5.Limitation of Liability of Eaton Vance.  In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Eaton Vance, Eaton Vance shall not be subject to liability to the Trust or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding or disposition of any security or other investment.

A copy of the Declaration of Trust of Eaton Vance is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of Eaton Vance by an officer in his or her capacity as an officer and not individually. The Trust expressly acknowledges the provisions in the Declaration of Trust of Eaton Vance limiting the personal liability of the trustees, officers, and shareholders of Eaton Vance, and the Trust hereby agrees that it shall have recourse to Eaton Vance for payment of claims or obligations as between Eaton Vance and the Trust arising out of this Agreement and shall not seek satisfaction from the trustees, officers or shareholders of Eaton Vance.

6.Sub-Investment Advisers and Sub-Administrators.  Eaton Vance may employ one or more sub-investment advisers or sub-administrators from time to time to perform any of Eaton Vance’s duties under this Agreement, upon such terms and conditions as may be agreed upon between Eaton Vance and such sub-investment adviser or sub-administrator and approved by the Trustees of the Trust, all as permitted by the 1940 Act.  The performance of each such sub-investment adviser or sub-administrator of its obligation under any such agreement shall be supervised by Eaton Vance.  Further, Eaton Vance may, with the approval of the Trustees of the Trust and without the vote of any shareholders of the Fund, terminate any agreement with any sub-investment adviser or sub-administrator and/or enter into an agreement with one or more other sub-investment advisers or sub-administrators, all as permitted by the 1940 Act and the rules thereunder.  In the event a sub-adviser or sub-administrator is employed, Eaton Vance retains the authority to immediately assume responsibility for any functions delegated to a sub-adviser or sub-administrator, subject to approval by the Board and notice to the sub-adviser or sub-administrator.

7.Duration and Termination of this Agreement.  This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of Eaton Vance or the Trust cast in person at a meeting called for the purpose of voting on such approval.

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustees of Eaton Vance, as the case may be, and the Trust may, at any time upon such written notice to Eaton Vance, terminate this Agreement by vote of a majority of the outstanding voting securities of the Fund.  This Agreement shall terminate automatically in the event of its assignment.

8.Amendments of the Agreement.  This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved in a manner consistent with the requirements of the 1940 Act.

9.Limitation of Liability of Trustees and Officers of the Trust.  A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by an officer in his or her capacity as an officer and not individually. Eaton Vance expressly acknowledges the provisions in the Declaration of Trust of the Trust limiting the personal liability of the Trustees and officers of the Trust and the shareholders of the Fund, and Eaton Vance hereby agrees that it shall have recourse to the Trust or the Fund for payment of claims or obligations as between the Trust or the Fund and Eaton Vance arising out of this Agreement and shall not seek satisfaction from the Trustees, officers, or shareholders or any Trustee or officer of the Trust or shareholder of the Fund.

10.Use of the Name “Eaton Vance”.  Eaton Vance hereby consents to the use by the Fund of the name “Eaton Vance” as part of the Fund’s name; provided, however, that such consent shall be conditioned upon the employment of Eaton Vance or one of its affiliates as the investment adviser or administrator of the Fund.  The name “Eaton Vance” or any variation thereof may be used from time to time in other connections and for other purposes by Eaton Vance and its affiliates and other investment companies that have obtained consent to the use of the name “Eaton Vance.”  Eaton Vance shall have the right to require the Fund to cease using the name “Eaton Vance” as part of the Fund’s name if the Fund ceases, for any reason, to employ Eaton Vance or one of its affiliates as the Fund’s investment adviser or administrator.  Future names adopted by the Fund for itself, insofar as such names include identifying words requiring the consent of Eaton Vance, shall be the property of Eaton Vance and shall be subject to the same terms and conditions.

11.  No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

12.Non-Exclusive Services.  The services of Eaton Vance to the Fund are not to be deemed to be exclusive, Eaton Vance being free to render services to others and engage in other business activities.  It is understood that Eaton Vance and its affiliates perform investment services, including rendering investment advice, to varied clients. It is understood that Eaton

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

Vance or any of its affiliates may give advice or take action for other accounts that may differ from, conflict with, or be adverse to advice given or taken for the Fund. It is understood that certain securities or instruments may be held in some accounts but not in others, or the accounts may have different levels of holdings in certain securities or instruments and the accounts may remit different levels of fees to Eaton Vance. In addition, it is understood that Eaton Vance or any of its affiliates may give advice or take action with respect to the investments of the Fund that may not be given or taken with respect to one or more accounts with similar investment programs, objectives, and strategies. The Fund acknowledges that Eaton Vance, its affiliates, and their respective officers, directors, and/or employees may from time to time have positions in or transact in securities and other investments recommended to clients, including the Fund. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of Eaton Vance’s action or actions with respect to the Fund. Eaton Vance may aggregate the Fund’s orders with orders of its proprietary accounts and/or orders of other clients.

13.Certain Definitions.  The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC.  The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC or any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

14.Miscellaneous.

(a)If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

(c)This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE MUNICIPALS TRUST II on behalf of PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

By:	/s/ Deidre E. Walsh
Deidre E. Walsh
Vice President and not individually

EATON VANCE MANAGEMENT

By:	/s/ Maureen A. Gemma
Maureen A. Gemma
Vice President and not individually

PARAMETRIC TABS 1-TO-10 YEAR LADDERED MUNICIPAL BOND FUND

APPENDIX A

For the services, payments and facilities furnished by Eaton Vance under this Agreement, Eaton Vance is entitled to receive from the Fund compensation as set forth below:

Average Daily Net Assets for the Month	Annual Fee Rate
Up to $1 billion	0.3200%
$1 billion but less than $2.5 billion	0.3075%
$2.5 billion but less than $5 billion	0.2950%
$5 billion and over	0.2875%

In case of initiation or termination of the Agreement during any month with respect to the Fund, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

The Fund’s daily net assets shall be computed in accordance with the Declaration of Trust of the Trust and any applicable votes and determinations of the Trustees of the Trust. Such compensation shall be paid monthly in arrears. Eaton Vance may, from time to time, waive all or a part of the above compensation.